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                                                                     EXHIBIT 8.2

                                 March 18, 2004


To the Addressees Listed
  on Schedule I Attached Hereto

            Re:   Triad Automobile Receivables Trust 2004-A

Ladies and Gentlemen:

            We have acted as tax counsel to Triad Financial Corporation, a California corporation ("Triad"), Triad Financial Special Purpose LLC, a Delaware limited liability company ("Triad LLC"), and Triad Automobile Receivables Trust 2004-A (the "Issuer"), as to certain matters in connection with the issuance of the Asset Backed Notes, Class A-1, Class A-2, Class A-3, Class A-4 and Class B (collectively, the "Notes") which will be issued pursuant to an Indenture (the "Indenture") dated as of March 1, 2004 between the Issuer and JPMorgan Chase Bank (the "Indenture Trustee") and the certificate (the "Certificate") which will be issued pursuant to a Trust Agreement dated as of February 24, 2004, as amended and restated as of March 18, 2004 (the "Trust Agreement") among Triad, Triad LLC and Wilmington Trust Company (the "Owner Trustee"). Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Indenture.

            The term "Prospectus" means, together, the Base Prospectus and the Prospectus Supplement. The term "Base Prospectus" means the prospectus included in the Registration Statement. The term "Registration Statement" means (i) the Registration Statement on Form S-3 (No. 333-90130), including the exhibits thereto, (ii) all documents incorporated by reference therein pursuant to Item 12 of Form S-3 and (iii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes. The term "Prospectus Supplement" means the prospectus supplement dated March 9, 2004 specifically relating to the Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations (as defined in the Underwriting Agreement dated March 9, 2004 (the "Underwriting Agreement") between Triad LLC and Deutsche Bank Securities Inc. as the representative of the Underwriters).

            As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Prospectus, the Indenture, the Trust Agreement, the Underwriting Agreement and other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by Triad and their underwriter.

            We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal and California state income tax purposes.
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To the Addressees Listed
  on Schedule I Attached Hereto
March 18, 2004
Page 2


Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, and the California Revenue and Taxation Code, as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

            In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

            Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income and California state tax purposes:

            (1) The Notes will be characterized as indebtedness because: (i) the characteristics of the transaction strongly indicate that, in economic substance, the transaction is the issuance of indebtedness; (ii) the form of the transaction is an issuance of indebtedness; and (iii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

            (2) Assuming compliance with the terms of the Trust Agreement and the related documents, the Issuer will not be characterized as an association, or a publicly traded partnership, taxable as a corporation.

            (3) The statements in the Prospectus and Prospectus Supplement under the headings "Summary--Federal Income Tax Consequences," each as they relate to federal income tax matters, and in the Prospectus and Prospectus Supplement under the headings "Material Federal Income Tax Consequences," each to the extent that they constitute matters of law or legal conclusions with respect thereto, have been prepared by us and are correct in all material respects.

            (4) The purchasers of the Notes who are not residents of or otherwise subject to tax in California, will not, solely by reason of their acquisition of an interest in any class of Notes, be subject to California state taxes with respect to interest on any class of Notes.
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To the Addressees Listed
  on Schedule I Attached Hereto
March 18, 2004
Page 3


            We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party or quoted without our express consent in writing.


                                              Very truly yours,

                                              /s/ DEWEY BALLANTINE LLP
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                                   SCHEDULE I

Triad Financial Corporation
7711 Center Avenue, Suite 100
Huntington Beach, California 92647

Triad Automobile Receivables
  Trust 2004-A
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19801

Triad Financial Special Purpose LLC
7711 Center Avenue, Suite 390
Huntington Beach, California 92647

Ford Motor Credit Company
One American Road
Dearborn, Michigan 48121-1732

Banc of America Securities LLC
Hearst Tower
214 North Tryon Street
Charlotte, NC 28255

Deutsche Bank Securities Inc.
60 Wall Street, 19th Floor
New York, New York  10005

J.P. Morgan Securities Inc.
270 Park Avenue, 10th Floor
New York, New York  10017

JPMorgan Chase Bank
Institutional Trust Services
4 New York Plaza, 6th Floor
New York, New York 10004

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19801

Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004

Standard & Poor's, A Division of
  The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York 10041

Moody's Investors Service
99 Church Street
New York, New York 10007

Fitch Ratings
One State Street Plaza
New York, New York 10004

Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center, 10th Floor
New York, New York  10080